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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on December 1, 2005

Registration No. 333-128742

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MITTAL STEEL COMPANY N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands
+31 10 217 8800
(Address and Telephone Number of Registrant's Principal Executive Offices)

Carlos M. Hernandez, Esq.
Mittal Steel USA ISG Inc.
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9000
(330) 659-9100
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Richard J.B. Price, Esq.
Shearman & Sterling LLP
Broadgate West
9 Appold Street
London EC2A 2AP England
+44 20 7655 5000

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt securities, Class A common shares, warrants and units(3)(4)(5)	$3,000,000,000	—(6)	$3,000,000,000	$353,100(7)

(1)
In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies at the dates of issuance.

(2)
Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and reflecting the offering price rather than the principal amount of any securities issued at a discount.

(3)
Such presently indeterminate number, principal amount or liquidation amount of debt securities, class A common shares, warrants and units of the Registrant as may, from time to time, be issued at indeterminate prices, with an aggregate initial offering price not to exceed $3,000,000,000 in U.S. dollars or the equivalent thereof.

(4)
Also includes such indeterminate number or principal amount of debt securities and class A common shares of the Registrant as may be issued upon conversion or exchange of any debt securities that provide for conversion or exchange into other securities or upon exercise of warrants for such securities.

(5)
There are being registered hereby such indeterminate number of warrants as may be issued at indeterminate prices. Such warrants may be issued together with any of the securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby.

(6)
Omitted pursuant to General Instruction 11.C of Form F-3.

(7)
Previously paid.

Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2005

PROSPECTUS

$3,000,000,000

Mittal Steel Company N.V.

Debt Securities
Class A Common Shares
Warrants
Units

        Mittal Steel Company N.V. ("Mittal Steel") may offer to sell, from time to time, in one or more offerings, any combination of the securities that Mittal Steel describes in this prospectus having an aggregate initial offering price not exceeding $3,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

        Mittal Steel will provide the specific terms of the securities, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" before investing in the securities.

        Mittal Steel's class A common shares are listed and traded on the New York Stock Exchange, and outside the United States on Eurolist by Euronext Amsterdam N.V., in each case under the symbol "MT". If Mittal Steel decides to list any of these other securities on a national securities exchange or over-the-counter market upon issuance, the prospectus supplement relating to such securities will identify such exchange or market.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. Mittal Steel may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters, dealers or agents will be set forth in a prospectus supplement.

        Investing in these securities involves risks. See "Risk Factors" in Mittal Steel's Annual Report on Form 20-F incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

About This Prospectus
Special Note Regarding Forward-Looking Statements
The Company
Ratio of Earnings to Fixed Charges
Price Range of Common Shares
Capitalization
Use of Proceeds
Description of Debt Securities
Description of Capital Stock
Description of Warrants
Description of Units
Share Certificates and Transfer
Taxation
Plan of Distribution
Legal Matters
Experts
Service of Process and Enforceability of Civil Liabilities
Where You Can Find More Information

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Mittal Steel filed with the Securities and Exchange Commission ("SEC") using a shelf registration process. Under this shelf process, Mittal Steel may sell any combination of the following securities in one or more offerings up to a total amount of $3,000,000,000 or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar:

  •
  debt securities;

  •
  class A common shares;

  •
  warrants; and

  •
  units.

        This prospectus provides you with a general description of the securities Mittal Steel may offer. Each time Mittal Steel sells securities, Mittal Steel will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, any initial public offering price, the price paid for the securities, the net proceeds and the other specific terms related to the offering of these securities.

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about Mittal Steel and the securities offered under this prospectus. The registration statement and exhibits can be read at the SEC's website or at the SEC's office mentioned in this prospectus under the heading "Where You Can Find More Information".

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Mittal Steel," "we," "us," "our" and "the Company" or similar terms are to Mittal Steel Company N.V., formerly known as Ispat International N.V., and its subsidiaries (which include LNM Holdings N.V. and its subsidiaries ("LNM Holdings") and International Steel Group Inc. and its subsidiaries ("ISG")). Following the acquisition of ISG by Mittal Steel, ISG's name was changed to Mittal Steel USA ISG Inc.

        We express all dollar amounts in this prospectus in U.S. dollars, except as otherwise indicated. References to "$" or "U.S. dollars" are to the lawful currency of the United States and references to "€" or "euro" are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Economic Community, as amended by the Treaty on the European Union.

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Mittal Steel is responsible for the accuracy and completeness of the information contained in this prospectus or any prospectus supplement. Mittal Steel, having made all reasonable enquiries, confirms that, to the best of its knowledge and belief, the information provided by it and contained (i) in this prospectus or any documents incorporated by reference herein or (ii) in any prospectus supplement or any documents incorporated by reference therein, is, in all material respects, true and accurate and not misleading. However, you should assume that such information is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the financial condition, results of operations and the business of Mittal Steel including its acquired subsidiaries, the anticipated financial and other benefits resulting from the acquisition of ISG, and Mittal Steel's plans and objectives following these transactions. These statements usually contain the words "believes", "plans", "expects", "anticipates", "intends", "estimates" or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of Mittal Steel. These forward-looking statements speak only as of the date on which the statements were made and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus, it is believed the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  cost savings expected to result from Mittal Steel's acquisitions may not be fully realized or realized within the expected time frame;

  •
  costs or difficulties related to the integration of acquisitions may be greater than expected;

  •
  the risk of unexpected consequences resulting from acquisitions;

  •
  operating results following acquisitions may be lower than expected;

  •
  the risk of disruption or volatility in the economic, political or social environment in the countries in which Mittal Steel conducts business;

  •
  general economic conditions, whether globally, nationally or in the market areas in which Mittal Steel conducts business, may be less favorable than expected;

  •
  legislation or regulatory changes may adversely affect the businesses in which Mittal Steel is engaged;

  •
  the risk of significant supply shortages and increases in the cost of raw materials, energy and transportation;

  •
  the risk of decreasing prices for Mittal Steel's products and other forms of competition in the steel industry;

  •
  Mittal Steel's ability to successfully operate within a cyclical industry;

  •
  increased competition from substitute materials, such as aluminum;

  •
  Mittal Steel's ability to attract and retain talented management;

  •
  uncertainty as to the actions of the controlling shareholder of Mittal Steel;

  •
  fluctuations in currency exchange rates;

  •
  adverse changes in interest rates;

  •
  the risk of labor disputes;

  •
  Mittal Steel's ability to refinance existing debt and obtain new financing on acceptable terms to finance its growth;

  •
  Mittal Steel's ability to operate within the limitations imposed by financing arrangements; and

  •
  Mittal Steel's ability to maintain operational flexibility given its debt level.

        Some of these factors and additional factors are discussed in more detail under the section "Risk Factors" in Mittal Steel's Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

THE COMPANY

        Mittal Steel is the world's largest and most global steel producer with an annual production capacity in excess of 70 million tons. Mittal Steel has steel operations in 14 countries on four continents, including 30 integrated, mini-mill and integrated mini-mill steel-making facilities. Mittal Steel produces a broad range of high-quality finished and semi-finished carbon steel products and sells these products in local markets and through its centralized marketing organization to customers in over 90 countries. Mittal Steel's products are used in a diverse range of end-markets, including the automotive, appliance, engineering, construction and machinery industries. Mittal Steel's steel-making operations have a high degree of geographic diversification. Mittal Steel has access to high-quality and low-cost raw materials through its captive sources and long-term contracts and is vertically integrated through its high degree of raw material self-sufficiency. In 2004, on a pro forma basis after giving effect to the acquisition of ISG, Mittal Steel shipped approximately 58.5 million tons of steel and generated sales of $31.7 billion, operating income of $7.1 billion and net income of $5.8 billion.

        You can find a more detailed description of Mittal Steel's business in Mittal Steel's Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

        The registered office of Mittal Steel is located at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands. The telephone number at this office is +31 (10) 217 8800. Mittal Steel is registered at the Commercial Register in Rotterdam under number 24275428. Mittal Steel's website address is http://www.mittalsteel.com. Any information included in Mittal Steel's website is not incorporated by reference in this prospectus. The website address is included as an inactive textual reference only.

RATIO OF EARNINGS TO FIXED CHARGES

        Mittal Steel's ratio of earnings to fixed charges for the periods indicated below was as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	2.3	—(1)	3.2	7.1	22.7	17.1

(1)
Due to the loss we incurred in 2001, the ratio coverage is less than 1:1. We would have had to generate additional earnings of $276 million in 2001 to achieve a ratio of 1:1.

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated net income before extraordinary charges, income allocable to minority interests in consolidated entities that incurred fixed charges, consolidated provision for income taxes, fixed charges less interest capitalized, and undistributed earnings of less-than-50% owned affiliates. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations.

PRICE RANGE OF COMMON SHARES

        Mittal Steel class A common shares are listed and traded on the New York Stock Exchange (the "NYSE"), and outside the United States on Eurolist by Euronext Amsterdam N.V. ("Euronext Amsterdam"), in each case, under the symbol "MT".

        The following table sets forth, for the periods indicated, the high and low sales prices per share of the class A common shares as reported on the NYSE and Euronext Amsterdam:

	The New York Stock Exchange		Euronext Amsterdam
	High	Low	High	Low
Year Ended December 31, 2000	$18.38	$2.00	€18.00	€2.55
Year Ended December 31, 2001	4.25	0.70	4.45	0.90
Year Ended December 31, 2002	3.10	1.26	3.25	1.51
Year Ended December 31, 2003	9.06	2.05	7.50	2.00
First Quarter	3.31	2.05	3.10	2.00
Second Quarter	4.70	3.16	4.00	2.50
Third Quarter	6.21	3.83	5.50	3.30
Fourth Quarter	9.06	5.24	7.50	4.30
Year Ended December 31, 2004	42.80	6.80	32.45	5.20
First Quarter	11.06	6.80	9.00	5.20
Second Quarter	15.06	9.41	12.50	8.30
Third Quarter	30.45	14.16	26.50	11.50
Fourth Quarter	42.80	24.50	32.45	19.60
Year Ending December 31, 2005:
First Quarter	43.86	29.70	33.25	22.55
Second Quarter	34.00	22.11	26.10	17.31
Third Quarter	30.78	23.55	25.34	19.00
Month Ended:
June 2005	26.39	22.11	21.80	18.10
July 2005	29.75	23.55	25.00	19.00
August 2005	30.20	27.19	24.95	21.90
September 2005	30.78	28.13	25.34	22.51
October 2005	29.54	22.95	25.60	19.25
November 2005	28.10	24.00	24.90	20.50

Note: Includes intraday highs and lows.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of Mittal Steel as of September 30, 2005. You should read this table in conjunction with the financial statements and other financial information included and incorporated by reference in this prospectus.

As of September 30, 2005
(in millions)
Short-term debt:
Notes payable to banks	$139
Current portion of long-term debt	120

Total short-term debt(1)	259

Long-term debt:
Bank debt:(2)
Secured	69
Unsecured(3)(4)	1,974
Bond debt(5)	1,341
Government debt	150

Total long-term debt(1)	3,534

Shareholders' equity:
Common shares	60
Class A common shares, €0.01 par value per class A common share, 5,000,000,000 class A common shares authorized, 255,401,673 class A common shares issued and outstanding
Class B common shares, €0.10 par value per class B common share, 721,500,000 class B common shares authorized, 457,490,210 class B common shares issued and outstanding
Treasury stock	(112)
Additional paid-in capital	2,455
Retained earnings	7,312
Cumulative other comprehensive income	125

Total shareholders' equity	9,840

Total capitalization	$13,633

(1)
As of September 30, 2005, $731 million of total short-term and long-term debt was guaranteed by Mittal Steel.

(2)
As of September 30, 2005, Mittal Steel and its operating subsidiaries had $3.1 billion available to be borrowed from undrawn credit facilities.

(3)
On April 7, 2005, Mittal Steel entered into a credit facility which provides for a $1.7 billion five-year term loan facility bearing interest at LIBOR plus a margin (the "2005 Credit Facility"). The 2005 Credit Facility had been fully utilized as at September 30, 2005. Under the term loan, any voluntary prepayment may be reborrowed by either Mittal Steel or a subsidiary borrower, other than by an original subsidiary borrower. The 2005 Credit Facility also provides for a $1.5 billion five-year revolving credit facility bearing interest at LIBOR plus a margin, of which no amount was outstanding as of September 30, 2005.

(4)
On October 19, 2005, Mittal Steel entered into a bridge finance facility to finance part of the acquisition of Kryvorizhstal for $3.0 billion, which was subsequently increased to $3.5 billion (the "2005 Bridge Finance Facility"). The 2005 Bridge Finance Facility is unsecured and provides for loans with floating interest rate periods of one, two, three or six months or any other period agreed to between Mittal Steel and the lenders. The loan facilities bear interest at LIBOR plus a margin based on a rating grid similar to the 2005 Credit Facility. The 2005 Bridge Finance Facility matures on October 18, 2006, unless extended in accordance with its terms.

(5)
On November 10, 2005, Mittal Steel announced that it proposed the refinancing of some or all of (i) the City of East Chicago, Indiana Pollution Control Revenue Bonds Series 1977, which are currently outstanding in the aggregate principal amount of $17 million, (ii) the City of East Chicago, Indiana Pollution Control Refunding Revenue Bonds Series 1993, which are currently outstanding in the aggregate principal amount of $23 million and (iii) the Indiana Development Finance Authority Pollution Control Revenue Bonds Series 1995, which are currently outstanding in the aggregate principal amount of $11 million.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, Mittal Steel intends to use the net proceeds of any offering for general corporate purposes, including financing major capital expenditures and acquisitions.

DESCRIPTION OF DEBT SECURITIES

        Unless the context otherwise indicates, references in this section to "we," "our," "us" and "Mittal Steel" refer only to Mittal Steel Company N.V. and do not include its subsidiaries. Mittal Steel may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that Mittal Steel may offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information Mittal Steel has provided below, if any information contained in a prospectus supplement contradicts the information below, you should rely on information in the prospectus supplement.

        As required by U.S. federal securities laws for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between Mittal Steel and a financial institution acting as trustee of holders of the debt securities on behalf of the holders of the debt securities. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against Mittal Steel if we default. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described below under "—Events of Default." Second, the trustee performs certain administrative duties for us.

        Unless specified otherwise in the applicable prospectus supplement, we will issue senior debt securities under an indenture between us and the senior debt trustee (the "senior indenture") and issue subordinated debt securities under an indenture between us and the subordinated debt trustee (the "subordinated indenture" and, together with the senior indenture, the "indentures"). The indentures and their associated documents, including any debt securities we are offering, contain the full legal text of the matters summarized in this section. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We urge you to read the relevant indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. We will file the forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. Upon request, we will provide you with copies of the indentures. See the section "Where You Can Find More Information" in this prospectus for information on how to obtain copies.

        We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

General

        Each series of debt securities, unless specified otherwise in the applicable prospectus supplement, will be unsecured obligations of Mittal Steel. Any senior unsecured debt securities that we issue will rank equally with all our other unsecured and unsubordinated indebtedness. Any subordinated debt securities that we issue will be expressly subordinated in right of payment to the prior payment in full of our senior indebtedness as described below under "Provisions Relating Only to the Subordinated Debt Securities."

        Any debt securities proposed to be sold under this prospectus and the applicable prospectus supplement ("offered debt securities") and any debt securities issuable upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under an indenture in one or more series.

        You should read the applicable prospectus supplement for the terms of the offered debt securities, including the following:

  •
  the title of the debt securities;

  •
  whether the debt securities will be senior debt securities or subordinated debt securities of Mittal Steel;

  •
  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of the series;

  •
  the price or prices at which Mittal Steel will offer the debt securities;

  •
  if not the entire principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

  •
  the date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

  •
  any optional or mandatory redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

  •
  whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

  •
  the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable laws and regulations;

  •
  if other than U.S. dollars, the currency or currencies of the debt securities;

  •
  whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more currencies, commodities, equity indices or other indices, and how these amounts will be determined;

  •
  the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

  •
  if the denominations in which the offered debt securities will be issued are other than denominations of $1,000 or any integral multiple of $1,000;

  •
  the applicability of the provisions of the relevant indenture described under "Defeasance" and any provisions in modification of, in addition to, or in lieu of, any of these provisions;

  •
  whether and under what circumstances we will pay additional amounts to non-Dutch holders in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  any changes or additions to the events of default or covenants contained in the relevant indenture;

  •
  whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions;

  •
  whether the debt securities will be guaranteed;

  •
  any stock exchange on which the debt securities will be listed;

  •
  subordination provisions, if any, that will apply, to the extent different from those set forth below; and

  •
  any other terms specific to the series of the offered debt securities.

        The applicable prospectus supplement, under "Taxation", will describe the following matters:

  •
  U.S. federal income tax consequences and other special circumstances applicable to debt securities that are original issue discount debt securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount;

  •
  U.S. federal income tax consequences applicable to debt securities that are not denominated in U.S. dollars; and

  •
  tax considerations under Dutch law applicable to a particular series of debt securities, or to the debt securities in general.

        For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

        Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". The indentures also provide that there may be more than one trustee thereunder, with respect to one or more different series of indenture securities. See "—Resignation of Trustee" below. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under an indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

        The indentures do not limit the amount of debt securities that may be issued thereunder from time to time. Mittal Steel has the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Denomination and Form of Debt Securities

  Denomination of Debt Securities

        Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

  Redenomination

        We may without your consent elect that on the Redenomination Date (as defined below) specified in a notice to the trustee, a series of debt securities may be redenominated in euro.

        The election will have effect as follows:

          (a)   each series of debt securities denominated in the specified currency will be deemed to be denominated in such amount of euro as is equivalent to its denomination in the specified currency at the Established Rate (as defined below), subject to such provisions, if any, as to rounding (and payments in respect of consequent on rounding) as we may decide with the approval of the trustee, and as shall be specified in the notice;

          (b)   after the Redenomination Date, all payments in respect of such series of debt securities will be made solely in euro, including payment of interest before the Redenomination Date, as though reference in the series of debt securities to the specified currency were to euro; and

          (c)   such changes may be made to the relevant indenture as we may decide, with the approval of the trustee, as may be specified in the notice, to conform it to conventions then applicable to instruments denominated in euro or to enable the debt securities to be consolidated within one or more series of other notes, whether or not originally denominated in the specified currency or euro.

        "Established Rate" means the rate for the conversion of the specified currency into euro established by the Council of the European Union pursuant to Article 109 (14) of the Treaty establishing the European Community, as amended by the treaty on the European Union (the "Treaty").

        "Redenomination Date" means any date specified by us for payment of interest on the debt securities of the country of the specified currency is one of the countries then participating in the third stage of European Economic and Monetary Union pursuant to the Treaty. If the country of the specified currency is not so participating, the Redenomination Date means, with respect to such debt securities, any date for payment of interest so specified that falls on or after the date on or after the date that such country does so participate.

  Registered Form

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

  Bearer Form

        We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

  Book-Entry Holders

        Mittal Steel will issue registered debt securities in book-entry form only, unless Mittal Steel specifies otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under the indentures, only the person in whose name a registered debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, Mittal Steel will recognize only the depositary as the holder of the debt securities and Mittal Steel will make all payments on the debt securities to the depositary or its designated nominee. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities or the indentures.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

        In the future, Mittal Steel may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

        For debt securities held in street name, Mittal Steel will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and Mittal Steel will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

  Legal Holders

        Mittal Steel's obligations, as well as the obligations of the applicable trustee and those of any third parties employed by Mittal Steel or the applicable trustee, run only to the legal holders of the debt securities. Mittal Steel does not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because Mittal Steel is issuing the debt securities only in global form.

        For example, once Mittal Steel makes a payment or gives a notice to the holder, Mittal Steel has no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if Mittal Steel wants to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve Mittal Steel of the consequences of a default or of Mittal Steel's obligation to comply with a particular provision of an indenture), Mittal Steel would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When Mittal Steel refers to you, Mittal Steel means those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When Mittal Steel refers to your debt securities, Mittal Steel means the debt securities in which you hold a direct or indirect interest.

  Special Considerations for Indirect Holders

        If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, Mittal Steel urges you to check with that institution to find out:

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  how it handles securities payments and notices,

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  whether it imposes fees or charges,

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  how it would handle a request for the holders' consent, if ever required,

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  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

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  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

  What Is a Global Security?

        As noted above, Mittal Steel usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global security have the same terms.

        Each debt security issued in book-entry form will be represented by a global security that Mittal Steel deposits with and register in the name of a financial institution or its nominee that Mittal Steel selects. The financial institution that Mittal Steel selects for this purpose is called the depositary.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise which are described below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

  Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations described below.

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  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as described under "Holders of Registered Debt Securities" above.

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  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

        The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Mittal Steel and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. Mittal Steel and the trustee also do not supervise the depositary in any way.

        The depositary may require that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

        Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. Mittal Steel does not monitor and is not responsible for the actions of any of those intermediaries.

  Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form, referred to as certificated securities. After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. Mittal Steel has described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

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  if the depositary notifies Mittal Steel that it is unwilling or unable to continue as depositary for that global security,

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  if the depositary ceases to be a clearing agency and Mittal Steel does not appoint another institution to act as depositary within 120 days,

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  if Mittal Steel determines that it wishes to terminate that global security, or

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  if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived, and the owner of beneficial interests in the global security requests that certificated securities be delivered.

        The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not Mittal Steel or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Exchange and Transfer of Registered Securities

        If we cease to issue registered debt securities in global form, we will issue them:

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  only in fully registered certificated form; and

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  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the trustee's office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

        On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee's records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee's records, is also known as the "record date." The record date will usually be about two weeks in advance of the interest due date.

        Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

  Payments on Global Securities

        We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—Global Securities" above.

  Payments on Certificated Securities

        We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee's records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

        Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee's records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

  Payment When Offices Are Closed

        If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Methods of Calculating and Paying Interest on Mittal Steel's Debt Securities

        Each series of Mittal Steel's debt securities will bear interest at a rate per annum shown on the front cover of the applicable prospectus supplement under which that series is issued.

Provisions Relating Only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of Mittal Steel's other senior and unsubordinated debt and senior in right of payment to any of Mittal Steel's subordinated debt, including the subordinated debt securities. The senior debt securities will be effectively subordinated to all of Mittal Steel's secured debt. Mittal Steel will disclose the amount of Mittal Steel's secured debt in the applicable prospectus supplement.

Provisions Relating Only to the Subordinated Debt Securities

  Subordination to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of Mittal Steel's senior indebtedness. Senior indebtedness will be defined as our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities issued under a subordinated indenture, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities and renewals, extensions, modifications and refundings of any of such indebtedness.

        We are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

Payment and Paying Agent

        Unless specified otherwise in the applicable prospectus supplement, in the event certificated registered debt securities are issued, the holders of certificated registered debt securities will be able to receive payments of principal and of interest on their debt securities at the office of the paying agent. All payments of interest may be received at the offices of such paying agent upon presentation of certificated debt securities and all payments of principal may be received at such offices upon surrender of the debt securities. Mittal Steel also has the option of mailing checks or making wire transfers to the registered holders of the debt securities. Unless specified otherwise in the applicable prospectus supplement, Mittal Steel will maintain a paying agent for the debt securities in The City of New York at all times that payments are to be made in respect of the debt securities and, if and so long as the debt securities remain outstanding.

        Mittal Steel undertakes that it will maintain a paying agent in an EU Member State that is not obliged to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

        Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

        Unless specified otherwise in the applicable prospectus supplement, the indenture will provide that each of the following is an event of default ("Event of Default") with respect to any series of debt securities:

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  default in payment when due of the principal of or any premium on the debt securities;

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  default for 30 days in the payment when due of interest or any additional amounts on the debt securities;

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  default in the deposit of any sinking fund payment, if applicable, with respect to the debt securities on its due date;

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  default in the performance of or breach of various covenants after applicable notice and/or grace period; and

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  various events of bankruptcy or insolvency with respect to Mittal Steel.

        The applicable prospectus supplement will describe any additional Events of Default.

        If an Event of Default occurs with respect to debt securities of a series then outstanding and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding, by a notice in writing to Mittal Steel (and to the trustee if given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of, premium, if any, and accrued interest on all of the debt securities of that series to be due and payable immediately, and the same (or specified portion thereof) shall become immediately due and payable.

        At any time after a declaration of acceleration with respect to debt securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) then outstanding, by written notice to Mittal Steel and the trustee, may rescind and annul such declaration and its consequences if:

          (1)   Mittal Steel has paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of such series are payable (except as otherwise specified in the indenture),

            (A)  all overdue interest, if any, on all debt securities of that series (or of all series, as the case may be) then outstanding and any related coupons,

            (B)  all unpaid principal of (and premium, if any) any debt securities of that series (or of all series, as the case may be) then outstanding which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such debt securities,

            (C)  interest on overdue interest, if any, at the rate or rates prescribed therefor in such debt securities, and

            (D)  all sums paid or advanced by the trustee under the relevant indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

          (2)   all Events of Default with respect to debt securities of that series (or of all series, as the case may be), other than the non-payment of amounts of principal of (or premium, if any, on) or interest on debt securities of that series (or of all series, as the case may be) which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture; and

          (3)   such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The relevant indenture will provide that no such rescission shall affect any subsequent default or impair any right consequent thereon.

        With respect to the debt securities of any series, the holders of not less than a majority in principal amount of the debt securities of such series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that

          (1)   such direction shall not be in conflict with any rule of law or with the relevant indenture;

          (2)   the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction; and

          (3)   the trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the holders of debt securities of such series not consenting.

        No holder of any debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the relevant indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

          (1)   the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

          (2)   the holders of not less than 25% in principal amount of the debt securities of that series then outstanding shall have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the relevant indenture;

          (3)   such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4)   the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5)   no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority or more in principal amount of the debt securities of that series then outstanding.

However, no holder of a debt security has the right under the relevant indenture to affect, disturb or prejudice the rights of any other holders of debt securities of the same series, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the relevant indenture, except in the manner provided in such indenture and for the equal and ratable benefit of all holders of debt securities of the same series.

        The indentures will require certain officers of Mittal Steel to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of Mittal Steel and Mittal Steel's performance under the relevant indenture and that Mittal Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfilment of any such obligation, specifying each such default and the nature and status thereof. Mittal Steel will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the relevant indenture.

Covenants

        Unless otherwise specified in this prospectus or the applicable prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

        Unless specified otherwise in the applicable prospectus supplement, the indentures will provide that Mittal Steel shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety) to, any person unless:

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  Mittal Steel shall be the continuing person, or the person (if other than Mittal Steel) formed by such consolidation or into which Mittal Steel is merged or that acquired such property and assets of Mittal Steel shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Mittal Steel on all of the issued debt securities and under the relevant indenture;

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  immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

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  Mittal Steel satisfies any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification and Waiver

        The indentures will provide that Mittal Steel and the trustee may amend or supplement the relevant indenture or the debt securities without notice to or the consent of any holder:

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  to cure any ambiguity, defect or inconsistency;

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  to comply with the relevant indenture's restrictions on consolidation, merger and sale of assets described above under "Consolidation, Merger and Sale of Assets";

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to make any change that does not adversely affect the interests thereunder of any holder;

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  to qualify the relevant indenture under the Trust Indenture Act of 1939, as amended ("TIA") or to comply with the requirements of the SEC in order to maintain the qualification of such indenture under the TIA;

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  to evidence the succession of another person to Mittal Steel and that person's assumption of Mittal Steel's covenants;

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  to add to Mittal Steel's covenants;

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  to add any additional Events of Default;

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  to make certain changes with respect to bearer securities;

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  to secure the debt securities;

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  to establish the form or terms of debt securities;

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  to evidence the appointment of a successor trustee under the relevant indenture;

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  to close the relevant indenture with respect to authentication and delivery of additional series of debt securities; or

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  to supplement the relevant indenture in order to permit the defeasance and discharge of any series of debt securities.

        The indentures will provide that Mittal Steel and the trustee may make modifications and amendments to the relevant indenture with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debt securities in a series; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby,

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  change the stated maturity of the principal of, or any installment of interest on, any debt security;

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  reduce the principal amount of, or premium, if any, or interest on, any debt security;

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  reduce the amount of a debt security's principal that would be due and payable upon a declaration of acceleration, if the debt security provides for less than the principal amount thereof to be due and payable upon such a declaration of acceleration;

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  reduce the amount of a debt security's principal that would be provable in bankruptcy, if the debt security provides for less than the principal amount thereof to be due and payable upon a declaration of acceleration;

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  change the place of payment of, the currency of payment of principal of, or premium, if any, or interest on, any debt security, except as permitted under "Denomination and Form of Debt Securities—Redenomination" above;

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  impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

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  reduce the above-stated percentage of outstanding debt securities the consent of whose holders is necessary to modify or amend the relevant indenture;

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  modify the provisions described under "Additional Amounts" in any manner adverse to the holders;

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  reduce the percentage or aggregate principal amount at maturity of outstanding debt securities the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

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  modify the subordination provisions of the relevant indenture, including the related definitions, to adversely affect the holders of the debt securities in any material respect.

        Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if Mittal Steel seeks to change the relevant indenture or the debt securities or requests a waiver.

Additional Amounts

        Unless the terms of the debt securities state otherwise, all payments that Mittal Steel and its respective successors (each, a "Payer") make under or with respect to the issued debt securities will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest, and other similar liabilities related thereto) of whatever nature (collectively, "Taxes")

imposed or levied by or on behalf of any jurisdiction in which the Payer is incorporated, organized, or otherwise resident for tax purposes, any jurisdiction from which any of the foregoing makes a payment on the issued debt securities or any political subdivision or taxing authority of or in such jurisdictions (the "Relevant Taxing Jurisdiction"), unless the withholding or deduction of such Taxes is then required by law. If the Payer is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the issued debt securities, the Payer will pay additional amounts ("Additional Amounts") as may be necessary to ensure that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount provided for in such debt securities to be then due and payable; provided that the Payer will not be required to make any payment of Additional Amounts for or on account of:

          (1)   any Taxes which would not have been imposed but for the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction, including such holder or beneficial owner (or such fiduciary, settlor, beneficiary, partner, member, shareholder or possessor) being or having been a citizen, resident or national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, but excluding, in each case, any connection arising solely from the mere holding of an issued debt security or the receipt of any payment thereon;

          (2)   any estate, inheritance, gift, sales, excise, transfer, capital gains, personal property or similar Taxes;

          (3)   any Taxes which are payable otherwise than by withholding or deduction from payment of (or in respect of) principal, premium or interest on the issued debt securities;

          (4)   any Taxes that are imposed or withheld by reason of the failure to comply with certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner (including, without limitation, a certification that such holder or beneficial owner is not a resident of a Relevant Taxing Jurisdiction), or to make any valid or timely declaration or similar claim or satisfy any other reporting requirement relating to such matters if compliance is required as a precondition to exemption from, or a reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction;

          (5)   any Taxes which would not have been imposed but for the presentation of the issued debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment is first made available to the holder or beneficial owner except to the extent that the holder or beneficial owner thereof would have been entitled to Additional Amounts had the issued debt securities been presented for payment on any date during such 30 day period;

          (6)   any Taxes imposed on or with respect to any payment by the Payer to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed had such holder been the sole beneficial owner of the issued debt security;

          (7)   any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, any such Directive;

          (8)   any Taxes a Paying Agent is required to withhold or deduct from a payment on an issued debt security, if the payment can be made without such deduction or withholding by any other Paying Agent; or

          (9)   any combination of the above.

        Such Additional Amounts also will not be payable where, had the beneficial owner of the issued debt security been the holder, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (9) inclusive above.

        The applicable prospectus statement relating to the issued debt securities may describe additional circumstances in which the Payer would not be required to pay Additional Amounts.

Optional Redemption for Taxation Reasons

        Mittal Steel may, at its option, redeem all, but not part, of any series of issued debt securities, at any time upon giving not less than 30 nor more than 60 days' notice to the holders thereof, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption (a "Tax Redemption Date") or, for original issue discount securities, the redemption price specified in the applicable prospectus supplement, if the Payer determines in good faith that the Payer is, or on the next interest payment date in respect of the issued debt securities would be, required to pay Additional Amounts on the issued debt securities and the Payer cannot avoid such obligation by taking reasonable measures available to it, as a result of:

          (1)   any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined above under "—Additional Amounts") which becomes effective on or after the issuance of the issued debt securities on their issue date (or, in the case of a successor, after the date of assumption by the successor of Mittal Steel's obligations hereunder); or

          (2)   any change in official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings of a Relevant Taxing Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction), which change in official position becomes effective on or after the issuance of the issued debt securities on their issue date (or, in the case of a successor, after the date of assumption by the successor of Mittal Steel's obligations hereunder).

        Notice of redemption for taxation reasons will be given in accordance with the procedures described in the applicable prospectus supplement.

        Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payer would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the issued debt securities were then due. Prior to the giving of any notice of redemption described in this paragraph, the Payer shall deliver to the applicable trustee an officers' certificate and a written opinion of independent tax counsel stating that Mittal Steel is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right to redeem have occurred. The trustee will accept such officers' certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Governing Law and Consent to Jurisdiction and Service

        Any issued debt securities and the indentures will be governed by the laws of the State of New York. Mittal Steel will appoint Mittal Steel USA ISG Inc., 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000, as its agent for service of process in any legal proceeding with respect to the indentures or the debt securities and for actions brought under United States federal or state securities laws, in any federal or state court located in The City of New York. Mittal Steel will also agree to submit to the non-exclusive jurisdiction of those courts.

Notices

        All notices to holders of any issued debt securities may be sent by first-class mail or facsimile transmission (with an original to follow by first-class mail) to them at their respective registered addresses. Any such notice shall be deemed to have been given, if mailed in the manner provided above within the time prescribed, whether or not the addressee receives it.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

        The indentures will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of Mittal Steel's debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Mittal Steel in the indentures, or in any of Mittal Steel's debt securities or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of Mittal Steel or of any successor person thereof. Each holder, by accepting the notes, waives and releases all such liability.

        Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Concerning the Trustee

        Each indenture will provide that, except during the continuance of an Event of Default or default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indentures and provisions of the TIA incorporated by reference in the indentures contain limitations on the rights of the trustee, should it become Mittal Steel's creditor, to obtain payment of claims in certain cases or to realise on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

  Defeasance and Discharge

        The indentures will provide that Mittal Steel will be deemed to have paid and will be discharged from any and all obligations in respect of any issued series of debt securities, and the provisions of the indenture will no longer be in effect with respect to the debt securities (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)   Mittal Steel has irrevocably deposited with the trustee, in trust, money and/or Government Obligations (as defined in the indentures) that through the payment of interest and principal in respect of those monies and/or Government Obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the series of debt securities on the stated maturity of such payments and any applicable sinking fund or analogous payments in accordance with the terms of the indentures and the debt securities;

          (2)   Mittal Steel has delivered to the trustee an opinion of counsel stating that (x) Mittal Steel has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (y) since the date of the indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that (and based thereon such opinion shall confirm that) the holders of the outstanding issued debt securities will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

          (3)   Mittal Steel has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all the conditions precedent to full defeasance have been complied with.

  Defeasance of Certain Covenants and Certain Events of Default

        The indentures further will provide that Mittal Steel will be released from its obligations under all the covenants described in any prospectus supplement and certain covenants contained in such indenture, and that Mittal Steel's omission to comply with these obligations shall be deemed not to be an Event of Default upon, among other things,

          (1)   the satisfaction of the provisions described in clause (1) of the paragraph entitled "—Defeasance and Discharge" above;

          (2)   Mittal Steel has delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding issued debt securities will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (3)   Mittal Steel has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all the conditions precedent to covenant defeasance have been complied with.

  Defeasance and Certain Other Events of Default

        In the event Mittal Steel exercises its option to omit compliance with certain covenants and provisions of the relevant indenture with respect to a series of debt securities as described in the immediately preceding paragraph and the debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, Mittal Steel will remain liable for such payments.

Satisfaction and Discharge

        Unless specified otherwise in the applicable prospectus supplement, the indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the relevant indenture with respect to a particular series of debt securities, when the following conditions have been satisfied:

  •
  all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

  •
  we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

  •
  we have paid or caused to be paid all other sums payable under the indenture in respect of that series; and

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  we have delivered to the trustee an officer's certificate and opinion of counsel, stating that all these conditions have been complied with.

        We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

DESCRIPTION OF CAPITAL STOCK

        Mittal Steel (formerly known as Ispat International N.V.) was originally incorporated under the laws of The Netherlands on May 27, 1997 and has its statutory seat in Rotterdam. Mittal Steel's Articles of Association were last amended on June 21, 2005, in conjunction with its 2005 annual meeting of shareholders.

        The following description of Mittal Steel's share capital does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Mittal Steel's Articles of Association. The full text of Mittal Steel's Articles of Association, including the amendment dated June 21, 2005, is included as an exhibit to the registration statement of which this prospectus forms a part and is available, in Dutch and English, at Mittal Steel's office at the address referred to in "Where You Can Find More Information".

Share Capital

        The authorized share capital of Mittal Steel is €122,150,000, consisting of 5,000,000,000 class A common shares, par value of €0.01 per share, and 721,500,000 class B common shares, par value of €0.10 per share. As at September 30, 2005, there were 255,401,673 Mittal Steel class A common shares and 457,490,210 Mittal Steel class B common shares in issue, of which 8,847,291 class A common shares were held in treasury.

        The rights of the holders of Mittal Steel class A common shares and the Mittal Steel class B common shares are substantially identical in all respects, except for disparity in voting power and conversion rights. Upon the conversion of each Mittal Steel class B common share into one Mittal Steel class A common share, the number of authorized class B common shares will be reduced by one and the number of authorized class A common shares will be increased by ten. Furthermore, upon such conversion, an amount of €0.09 per Mittal Steel class B common share so converted shall be added to a special share premium reserve.

Corporate Purpose

        Under the Articles of Association, the objects and purposes of Mittal Steel are the following:

  •
  to participate in, take an interest in any other way in, and conduct the management of business enterprises;

  •
  to finance, provide security for or undertake the obligations of third parties; and

  •
  to conduct all activities which are incidental to or which may be conducive to any of the foregoing.

Dividends

        Mittal Steel's board of directors may reserve a portion of Mittal Steel's annual profits. The portion of Mittal Steel's annual profits that remains unreserved shall be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of such common shares. Mittal Steel's board of directors may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distributions under the laws of The Netherlands, not being a legal reserve or the special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association, or the Special Reserve. Mittal Steel may declare dividends in the form of common shares as well as in cash. Mittal Steel's board of directors may also decide that Mittal Steel pay interim dividends. Mittal Steel may only declare distributions, including interim dividends, insofar as its shareholders' equity exceeds the sum of its paid up issued share capital and certain reserves that are required to be maintained by the laws of The Netherlands or Mittal Steel's Articles of Association

(including the Special Reserve). Distributions that have not been claimed within five years and two days after the date on which they became due and payable revert to Mittal Steel.

        All calculations to determine the amounts available for dividends will be based on Mittal Steel's statutory accounts, which will, as a holding company, be different from its consolidated accounts. Because Mittal Steel is a holding company and has no operations of its own, it is dependent on dividends or other advances from its operating subsidiaries to fund any dividends.

        The holders of Mittal Steel class A common shares and Mittal Steel class B common shares are entitled to receive pro rata such distributions, if any, as may be declared by Mittal Steel's board of directors out of funds legally available for distribution. Kas Bank N.V. is the paying agent for dividends payable on Mittal Steel common shares in The Netherlands, and The Bank of New York is the paying agent for dividends payable on Mittal Steel common shares in the United States.

        On February 9, 2005, Mittal Steel announced a dividend policy of $0.10 per common share per quarter (commencing from the second quarter of 2005).

Shareholder Meetings and Voting Rights

        Each shareholder of Mittal Steel has the right to attend general meetings of shareholders, either in person or by proxy, to address shareholder meetings and to exercise voting rights, subject to the provisions of Mittal Steel's Articles of Association. An annual general meeting of shareholders will be held within six months after the end of each financial year in The Netherlands, in Amsterdam, Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam. Extraordinary general meetings of shareholders may be held as often as Mittal Steel's board of directors deems necessary. In addition, one or more shareholders and other persons entitled to attend such meetings jointly representing at least 10% of the total outstanding share capital may request that a general meeting of shareholders be convened.

        Mittal Steel will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Official Price List (Officiële Prijscourant) of Euronext Amsterdam and, if required, elsewhere. In addition, holders of registered shares shall be notified by letter that the meeting is being convened. Such notices will be given no later than on the 15th day prior to the day of the meeting and will include, or be accompanied by, an agenda (or state where such agenda may be obtained) identifying the business to be considered at the meeting.

        Each Mittal Steel class A common share entitles its holder to one vote and each Mittal Steel class B common share entitles its holder to 10 votes on each matter to be voted upon by shareholders. Shareholders will vote as a single class on all matters submitted to a vote of the general meeting of shareholders, including, without limitation, the appointment of members of Mittal Steel's board of directors and any proposed amendment of Mittal Steel's Articles of Association. The holders of Mittal Steel class B common shares have the right to make a binding nomination for the appointment of a member of Mittal Steel's board of directors. The general meeting of shareholders may at all times resolve by a resolution passed by an absolute majority of the votes cast at the meeting and representing at least one-third of the issued share capital to overrule such binding nomination. If such a resolution is passed by an absolute majority of votes cast but that majority does not represent at least one-third of the issued share capital of Mittal Steel, a new meeting may be convened at which a resolution passed by an absolute majority of votes cast will be sufficient to cancel the binding nature of the nomination. Class B and class C directors will be elected to serve one-year terms, whereas Mittal Steel class A directors are appointed for a period of four years. Unless otherwise required by Mittal Steel's Articles of Association or the laws of The Netherlands, resolutions of the general meeting of shareholders will be validly adopted by a simple majority of the votes cast. Except in limited circumstances provided for in Mittal Steel's Articles of Association or under the laws of The Netherlands, there is no quorum requirement for the valid adoption of shareholder resolutions.

Liquidation Rights

        In the event of the dissolution and liquidation of Mittal Steel, holders of Mittal Steel common shares are entitled to receive all of the assets of Mittal Steel available for distribution after payment of all liabilities pro rata to the number of common shares held by each such shareholder irrespective of the par value of the common shares held by such holders. As a holding company, Mittal Steel's sole material assets are the capital stock of its operating subsidiaries. Therefore, in the event of dissolution or liquidation, Mittal Steel will either distribute the capital stock of the operating subsidiaries or sell such stock and distribute the net proceeds thereof, after satisfying its liabilities. During liquidation, Mittal Steel's Articles of Association will, to the extent possible, remain in full force and effect.

Preemptive Rights

        Unless limited or excluded by Mittal Steel's shareholders or board of directors as described below, holders of each class of common shares have a pro rata preemptive right to subscribe for any newly issued common shares of such class, except for common shares issued for consideration other than cash or issued to Mittal Steel employees or employees of any of its operating subsidiaries. At the extraordinary meeting held on December 15, 2004, shareholders delegated authority to members of Mittal Steel's board of directors to limit or exclude preemptive rights in respect of issues of Mittal Steel class A common shares for a period of five years (the maximum permitted by the laws of The Netherlands). At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders resolved to reduce such authority to a period of one year (until the annual meeting of shareholders to be held in 2006).

        On April 19, 2005, the Mittal Steel board of directors adopted a resolution under the authority delegated to it by shareholders to limit or exclude preemptive rights in respect of the issue of class A common shares in connection with the issue of Mittal Steel class A common shares to ISG stockholders pursuant to the acquisition agreement with ISG.

Issue of Common Shares

        Pursuant to the Articles of Association of Mittal Steel, a general meeting of shareholders can designate Mittal Steel's board of directors as the authorized corporate body for the purpose of resolving upon the issuance of shares by Mittal Steel and to determine the price and further conditions of such share issuance. Such a designation can only be valid for a specific period of no more than five years and may from time to time be extended for a period of not more than five years.

        At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders extended the authority to Mittal Steel's board of directors for a period of one year (until the annual meeting of shareholders to be held in 2006) to issue and/or grant rights to subscribe for shares with respect to 10% of the unissued class A common shares in which the authorized share capital of Mittal Steel is divided into at the time the resolution to issue or grant rights to subscribe for common shares taken by Mittal Steel's board of directors.

        On April 19, 2005, the Mittal Steel board of directors adopted a resolution under this authority in order to issue such number of Mittal Steel class A common shares required to be issued to ISG stockholders pursuant to the acquisition agreement with ISG.

Purchase of Own Common Shares

        Mittal Steel may acquire its own common shares, subject to certain provisions of the laws of The Netherlands and of its Articles of Association, if and insofar as:

  •
  shareholders' equity, less the amount to be paid for the common shares to be acquired is not less than the sum of Mittal Steel's issued share capital plus any reserves required to be maintained by the laws of The Netherlands or Mittal Steel's Articles of Association; and

  •
  Mittal Steel and its subsidiaries would thereafter not hold, or hold as pledgee, common shares with an aggregate par value exceeding one-tenth of Mittal Steel's issued share capital.

        Purchases by Mittal Steel of its common shares may be effected by Mittal Steel's board of directors only if the shareholders have authorized Mittal Steel's board of directors to effect such repurchases and such authorization has been granted within 18 months (the maximum permitted by the laws of The Netherlands) prior to the date of purchase. At the extraordinary meeting held on December 15, 2004, shareholders granted the authority to Mittal Steel's board of directors to repurchase up to 10% of the issued share capital of Mittal Steel, in the form of class A common shares and class B common shares, for a period of 18 months effective from the date of the extraordinary meeting until June 14, 2006.

        At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders resolved to authorize Mittal Steel's board of directors, with effect from the date of the annual meeting held on May 26, 2005, to cause Mittal Steel to acquire up to 10% of its own share capital issued at the time of acquisition, in the form of class A shares, on the NYSE, Euronext Amsterdam or otherwise, for a period of 18 months (ending on November 25, 2006), for a purchase price per class A share to be paid in cash, of not more than 125% of the share price on the NYSE or Euronext Amsterdam and no less than the nominal value of the share at the time of repurchase. The price on the NYSE or Euronext Amsterdam will be the higher of: (a) the average of the final listing price per class A common share according to the Official Price List of Euronext Amsterdam during the 30 consecutive days on which the Euronext Amsterdam is open for trading preceding the 3 trading days prior to the date of repurchase, and (b) the average of the closing price per class A common share on the NYSE during 30 consecutive days on which the NYSE is open for trading preceding the 3 trading days prior to the date of repurchase.

        The authorization granted to Mittal Steel's board of directors at the extraordinary meeting of shareholders held on December 15, 2004 in respect of the class B common shares will continue and will expire on June 14, 2006.

Reduction of Share Capital

        The shareholders of Mittal Steel may reduce the issued share capital of Mittal Steel by cancellation of common shares held by Mittal Steel, all common shares of a specific class or by reducing the par value of common shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast. In addition, the prior or simultaneous approval of each group of holders of the class of common shares to which the capital reduction relates is required. Mittal Steel is required to file any resolution of shareholders reducing its share capital with the trade register of the Chamber of Commerce and Industry in the district in which it has its corporate seat and to publish the filing in a national daily newspaper. During the two-month period after the filing is made, creditors of Mittal Steel may oppose such reduction of share capital.

Mandatory Share Transfers

        Under current Dutch law, there exists no obligation to launch a mandatory public offer on Mittal Steel's common shares when more than a certain percentage of shares is acquired by any one person.

        Any person holding 95% or more of the total issued share capital of Mittal Steel may force the remaining shareholders to sell their shares to such person at a fair price sanctioned by the Dutch court.

        Current Dutch law does not give a minority shareholder the right to force a larger shareholder to buy such minority shareholder's shares.

Board of Directors

        Mittal Steel's board of directors is made up of five or more class A, class B and class C directors (and must be composed at all times of one class A director and at least two class C directors). The members of Mittal Steel's board of directors are appointed by the general meeting of shareholders. Class A directors are appointed for a period of four years starting on the day after the annual general meeting of shareholders at which they were appointed and ending on the day of the annual general meeting of the shareholders held in the fourth year after their appointment. Class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they were appointed and ending on the day of the annual general meeting of shareholders held the next year. When a member of Mittal Steel's board of directors is to be appointed, the meeting of holders of class B common shares may make a binding nomination. The general meeting of shareholders may overrule a binding nomination by a resolution passed by an absolute majority of votes cast representing at least one-third of the issued share capital of Mittal Steel. If such a resolution is passed by an absolute majority of votes cast but that majority does not represent at least one-third of the issued share capital of Mittal Steel, a new meeting may be convened at which a resolution passed by an absolute majority of votes cast will be sufficient to cancel the binding nature of the nomination.

        A member of Mittal Steel's board of directors may be suspended or dismissed by the general meeting of shareholders by a resolution passed by at least a two-thirds majority of votes cast representing more than half of the issued share capital of Mittal Steel. If the proposal for suspension or dismissal is made by the holder of a majority of the class B common shares, it is sufficient if the resolution is passed by a simple majority of votes cast.

        Mittal Steel's board of directors acting together, and each class A director acting alone, has the authority to represent Mittal Steel. Two class B directors acting jointly, and a class C director acting jointly with either two class B directors or a class A director, also have the authority to represent Mittal Steel.

Amendment of Mittal Steel Articles of Association

        The Articles of Association may be amended by resolution of the shareholders upon proposal by Mittal Steel's board of directors. The resolution of the shareholders to amend the Articles of Association shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of the Articles of Association.

Annual Accounts

        Each year, Mittal Steel's board of directors must prepare annual accounts within five months after the end of Mittal Steel's financial year, unless the shareholders have approved an extension of this period for up to six additional months due to certain special circumstances recognized as such under the laws of The Netherlands.

        Under the laws of The Netherlands, the registered accountants of Mittal Steel are appointed by Mittal Steel's shareholders.

DESCRIPTION OF WARRANTS

        The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. Mittal Steel may issue warrants for the purchase of debt securities or class A common shares. Warrants may be issued independently or together with debt securities or class A common shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Mittal Steel and a bank or trust company, as warrant agent. The warrant agent will act solely as Mittal Steel's agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

        The applicable prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

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  the title of such debt warrants;

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  the offering price for such debt warrants, if any;

  •
  the aggregate number of such debt warrants;

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  the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

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  if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

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  if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

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  the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

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  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

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  information with respect to book-entry procedures, if any;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, a discussion of material U.S. federal income tax considerations;

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  tax considerations under Dutch law applicable to such debt warrants, if any;

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  the antidilution or adjustment provisions of such debt warrants, if any;

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  the redemption or call provisions, if any, applicable to such debt warrants; and

  •
  any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Common Share Warrants

        The applicable prospectus supplement relating to any particular issue of class A common share warrants will describe the terms of such warrants, including the following:

  •
  the title of such warrants;

  •
  the offering price for such warrants, if any;

  •
  the aggregate number of such warrants;

  •
  the designation and terms of the class A common shares purchasable upon exercise of such warrants;

  •
  if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

  •
  if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

  •
  the number of class A common shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

  •
  the date on which the right of exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  tax considerations under Dutch law applicable to such warrants, if any;

  •
  the antidilution provisions of such warrants, if any;

  •
  the redemption or call provisions, if any, applicable to such warrants; and

  •
  any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.

        Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Mittal Steel will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Governing Law

        Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF UNITS

        Mittal Steel may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

SHARE CERTIFICATES AND TRANSFER

General

        Shares will be held in registered form only. Registered shares may consist of either New York Shares, which are registered in a register kept by or on Mittal Steel's behalf by The Bank of New York, or shares registered in a register kept by Kas Bank N.V. ("Kas Bank") on Mittal Steel's behalf in The Netherlands. New York Shares in registered form may be evidenced by certificates. New York Shares will be in registered form only and will be registered in the New York register and may be evidenced by certificates printed in the English language.

        Any trades of our shares at Euronext Amsterdam will be settled through the book-entry transfer system maintained by The Netherlands Central Institute for Giro Securities and its participants including Euroclear and Cedel Bank, S.A. Kas Bank will act as transfer and paying agent for these shares.

        Only New York Shares may be traded on the NYSE.

        The transfer of common shares in registered form requires a written instrument intended for this purpose and, except when Mittal Steel is a party to this legal act, the written acknowledgment of the transfer by Mittal Steel or service of the instrument of transfer (or a certified copy or extract thereof) on Mittal Steel. In order to facilitate these transfers, Mittal Steel will provide The Bank of New York and Kas Bank with powers of attorney to enable execution and acknowledgment of the appropriate documents to comply with Netherlands law. Certificates representing New York Shares are transferred by delivery thereof to The Bank of New York on Mittal Steel's behalf and will be acknowledged by The Bank of New York on Mittal Steel's behalf by endorsement on the certificate itself or by the issuance of a new share certificate.

        New York Shares may be exchanged for other shares registered in The Netherlands and vice versa at the request of the holder. A holder may exchange its registered shares for New York Shares by instructing the relevant participant to provide a written request for this exchange at the principal office of the Kas Bank in Amsterdam, The Netherlands. Kas Bank will instruct The Bank of New York to issue New York Shares, deliver any corresponding share certificates and adjust the New York register accordingly. Mittal Steel and Kas Bank will also arrange for corresponding adjustments to be made by The Netherlands Central Institute for Giro Securities in the book-entry transfer system. Similarly, a holder may exchange New York Shares for other shares by presenting a written request for this exchange and surrendering the certificates representing their New York Shares to The Bank of New York. The Bank of New York will instruct Kas Bank to arrange for an adjustment to be made by The Netherlands Central Institute for Giro Securities in the book-entry transfer system. The Bank of New York will also make a corresponding adjustment in the New York register. Share certificates for New York Shares may be exchanged at the office of The Bank of New York for certificates of other authorized denominations. A fee of $0.05 per share will be charged to shareholders for the exchange of New York Shares for other registered shares registered in The Netherlands (and for the reverse).

Global Clearance and Settlement

        Although The Depository Trust Company, The Netherlands Central Institute for Giro Securities, Euroclear and Cedel have agreed to the procedures provided below in order to facilitate transfers of class A common shares among participants of The Depository Trust Company, The Netherlands Central Institute for Giro Securities, Euroclear and Cedel, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Mittal Steel will not have any responsibility for the performance by The Depository Trust Company, The Netherlands Central Institute for Giro Securities, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository Trust Company, The Netherlands Central Institute for Giro Securities, Euroclear and Cedel have advised Mittal Steel as follows:

  The Depository Trust Company

        The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. The Depository Trust Company participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the underwriters. Indirect access to The Depository Trust Company system also is available to indirect The Depository Trust Company participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of The Depository Trust Company, either directly or indirectly.

        Because The Depository Trust Company can only act on behalf of its participants, who in turn act on behalf of indirect participants of The Depository Trust Company and certain banks, the ability of an owner of a beneficial interest in New York Shares to pledge their interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of their interest, may be limited by the lack of a definitive certificate for their interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the New York Shares to persons may be limited. In addition, beneficial owners of New York Shares through The Depository Trust Company system will receive dividend payments only through The Depository Trust Company's participants.

  The Netherlands Central Institute for Giro Securities

        The Netherlands Central Institute for Giro Securities is an independent central institution whose objects are the safekeeping and administration of securities and the operation of a security giro on behalf of its participants. The Netherlands Central Institute for Giro Securities was established following the Wet Giraal Effectenverkeer (Securities Giro Administration and Transfer Act) published in The Netherlands in 1977, and is under the supervision of the Dutch Minister of Finance. Participants in The Netherlands Central Institute for Giro Securities are banks and brokers registered as credit institutions. Under the operation of the Securities Giro Administration and Transfer Act, book-entry transfers are made between the collective securities deposits held by The Netherlands Central Institute for Giro Securities (immobilized).

  Euroclear and Cedel

        Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of these participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with U.S. domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Cedel participant either directly or indirectly.

Initial Settlement

        Investors electing to hold their New York Shares through The Depository Trust Company will follow the settlement practices applicable to U.S. corporate common shares. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

        Investors electing to hold their shares through an account with The Netherlands Central Institute for Giro Securities, Euroclear accounts or Cedel accounts will follow the settlement procedures applicable to settlement of common shares in the respective clearing systems. These shares will be credited to the securities custody accounts of The Netherlands Central Institute for Giro Securities holders on the settlement date against payment in same-day funds, of Euroclear holders on the business day following the settlement date against payment for value on the settlement date and of Cedel holders on the settlement date against payment in same-day funds.

Secondary Market Trading

        Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any New York Shares where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        Trading between The Depository Trust Company Participants.    Secondary market trading between The Depository Trust Company participants will be settled using the procedures applicable to U.S. corporate common shares in same-day funds.

        Trading between Euroclear and/or Cedel Participants.    Secondary market trading between Euroclear participants and/or Cedel participants is settled using the procedures applicable to common shares in same-day funds.

        Trading between The Netherlands Central Institute for Giro Securities Participants.    Secondary market trading between The Netherlands Central Institute for Giro Securities participants is settled using the procedures applicable to tradeable shares in same-day funds.

        Transfers from The Depository Trust Company to The Netherlands Central Institute for Giro Securities, Euroclear and Cedel.    For a discussion of transfers or exchanges of New York Shares for shares tradeable in The Netherlands, see "—General".

        Transfers from The Netherlands Central Institute for Giro Securities (including Euroclear and Cedel) to The Depository Trust Company.    For a discussion of transfers or exchanges of shares from The Netherlands Central Institute for Giro Securities (including Euroclear and Cedel) for New York Shares, see "—General".

        Because of time-zone differences, the mechanics of registering exchanges and transfers between The Bank of New York and Kas Bank described above as well as the need for The Depository Trust Company, The Netherlands Central Institute for Giro Securities and Euroclear and Cedel accountholders to comply with the respective systems' rules and procedures, including their established deadlines, exchanges and transfers of class A common shares between The Bank of New York and Kas Bank may not be credited to the relevant account at The Depository Trust Company, The Netherlands Central Institute for Giro Securities or Euroclear and Cedel, as the case may be, until two business days following delivery of the instructions to transfer the class A common shares to the respective systems. Settlement between a holder of New York Shares transferred to a transferee who will hold shares registered in The Netherlands or a holder of shares registered in The Netherlands transferred to a transferee who will hold New York Shares cannot be made on a delivery-versus-payment basis. The arrangements for transfer of payments must be established separately from the arrangements for transfer of securities, the latter being effected on a free-delivery basis. The customary arrangements for delivery versus payments between The Depository Trust Company participants, The Netherlands Central Institute for Giro Securities participants and Euroclear and Cedel accountholders are not affected.

        Persons wishing to obtain physical delivery of share certificates in respect of their New York Shares must make arrangements with The Depository Trust Company or The Depository Trust Company participants through which New York Shares are held and all related costs and taxes incurred paid to obtain physical delivery of share certificates for New York Shares. Delivery of share certificates in either case normally takes between 30 and 45 days after the settlement date.

        The class A common shares have been accepted for clearance through Euroclear and Cedel under common code number XS7870558. The Fonds Code on Euronext Amsterdam will be 36193. The CUSP number for the New York Shares is 464899103 and the ISIN number for the New York Shares is US4648991036.

TAXATION

        The applicable prospectus supplement will describe certain U.S. federal income tax considerations of the acquisition, ownership and disposition of any securities offered under this prospectus by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

        The applicable prospectus supplement will describe certain Dutch federal income tax considerations to an investor who is a non-resident of The Netherlands of acquiring any securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on the debt securities will be subject to Dutch non-resident withholding tax.

PLAN OF DISTRIBUTION

        Mittal Steel may sell the securities offered by this prospectus:

  •
  to or through one or more underwriters or dealers for public offering;

  •
  directly to a limited number of purchasers or to a single purchaser;

  •
  through agents; or

  •
  through a combination of any such methods of sale.

        The names of any underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of their obligations to take the securities will be specified in the applicable prospectus supplement.

        Mittal Steel, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices. Mittal Steel may, from time to time, authorize dealers, acting as its agent, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

        If Mittal Steel uses underwriters to sell securities, it will enter into an underwriting agreement with them at the time of sale. In connection with the sale of offered securities, the underwriters or agents may receive compensation from Mittal Steel or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Any underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from Mittal Steel and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

        Underwriters, dealers and agents may be entitled, under agreements entered into with Mittal Steel, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

        Any securities other than Mittal Steel's class A common shares issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through who such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by Mittal Steel in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for Mittal Steel and certain of their affiliates in the ordinary course of Mittal Steel's business.

        If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, Mittal Steel will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from Mittal Steel under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Expenses

        Set forth below are estimates of expenses expected to be paid by Mittal Steel in connection with the issuance and distribution of the securities registered hereby. All amounts shown are estimates except for the SEC registration fees.

SEC registration fee	$353,100
Accounting fees and expenses	250,000
Legal fees and expenses	500,000
Printing and engraving expenses	50,000
Trustees' fees and expenses	10,000
Miscellaneous	50,000

Total	$1,213,100

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, certain legal matters in connection with the offering of securities issued and sold hereunder will be passed upon for Mittal Steel by its U.S. counsel, Shearman & Sterling LLP, and its Dutch counsel, Allen & Overy LLP. Unless otherwise specified in a prospectus supplement, certain legal matters in connection with the offering of securities issued and sold hereunder will be passed upon for the underwriters by their U.S. counsel, Cravath, Swaine & Moore LLP, and their Dutch counsel, Stibbe N.V.

EXPERTS

        The consolidated financial statements of Mittal Steel Company N.V. and subsidiaries except for (i) the consolidated financial statements of Mittal Steel Holdings N.V. ("Mittal Steel Holdings") (except for Mittal Steel Poland, S.A., a consolidated subsidiary of Mittal Steel Holdings. whose financial statements for the year ended December 31, 2004 were audited by Deloitte Accountants B.V.) as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004 and (ii) the consolidated financial statements of Ispat Hamburg Group of Companies and the financial statements of Caribbean Ispat Limited, as of December 31, 2002, and for the year then ended; incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. The financial statements of Mittal Steel Holdings (not separately presented herein) have been audited by Ernst & Young Accountants, independent registered public accounting firm, except for the consolidated financial statements of Ispat Iscor Limited (formerly Iscor Limited) as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 (not separately presented herein), which have been audited by KPMG Inc., independent registered public accounting firm as stated in their reports incorporated by reference herein. The consolidated financial statements of Ispat Hamburg Group of Companies (not separately presented herein) have been audited by Ernst & Young A.G., independent auditors, and the financial statements of Caribbean Ispat Limited (not separately presented herein) have been audited by Ernst & Young Auditors, independent auditors, as stated in their reports incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

        In December 2004, Ernst & Young Accountants, then Mittal Steel Holdings' independent registered public accounting firm, advised the Audit Committee of the Company that it had identified an independence issue related to providing prohibited payroll services in The Netherlands. These services involved processing payroll for approximately 17 employees of Mittal Steel Holdings Rotterdam office in 2002, 2003 and early 2004. In connection with the performance of these payroll processing services, Ernst & Young Accountants received Mittal Steel Holdings funds into a bank account jointly controlled by Ernst & Young Accountants and Mittal Steel Holdings totaling approximately $50,000 per month which were used to make monthly payroll payments. This service ceased in February 2004. Ernst & Young Accountants received fees for these payroll services of approximately seven thousand dollars per year in 2002 and 2003, respectively.

        The AICPA independence rules, as well as the SEC auditor independence rules, prohibit a bank account jointly controlled by Mittal Steel Holdings and Ernst & Young Accountants. The Company's Audit Committee and Ernst & Young Accountants have discussed Ernst & Young Accountants' independence with respect to Mittal Steel Holdings in light of the foregoing facts. Both the Company's Audit Committee and Ernst & Young Accountants have considered the impact that the holding and paying of these funds may have had on Ernst & Young Accountants' independence with respect to Mittal Steel Holdings and have each independently concluded that there has been no impairment of Ernst & Young Accountants' independence. In making this determination, Ernst & Young Accountants and the Mittal Steel Audit Committee considered, among other matters, the de minimis amount of funds involved and that the payroll expenses involved were not material to the consolidated financial statements of Mittal Steel Holdings. Furthermore, the payroll calculations for 2002 through February 2004 have been recalculated by an unrelated third party.

        The consolidated financial statements and schedule of ISG and its subsidiaries as of December 31, 2003 and 2004 and for each of the years in the two-year period ended December 31, 2004, and for the period from inception, February 22, 2002, through December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a change in the method of accounting for inventories on the last-in, first-out basis effective January 1, 2004.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        Mittal Steel is organized under the laws of The Netherlands and the members of Mittal Steel's board of directors are residents of The Netherlands or other countries outside the United States. The majority of Mittal Steel's assets are located outside the United States and a majority of Mittal Steel's directors and officers and some of the experts named herein reside outside the United States. As a result, U.S. investors may find it difficult:

  •
  to effect service of process within the United States upon Mittal Steel and the directors and officers of Mittal Steel located outside the United States;

  •
  to enforce in U.S. courts or outside the United States judgments obtained against the directors and officers of Mittal Steel in U.S. courts; and

  •
  to enforce in U.S. courts judgments obtained against the directors and officers of Mittal Steel in courts in jurisdictions outside the United States.

        Allen & Overy LLP, Mittal Steel's Dutch counsel, has advised Mittal Steel that there is doubt as to the enforceability in The Netherlands in original actions or actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the U.S. federal securities laws. We have been further advised by Allen & Overy LLP that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without re-litigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands. It is not certain, however, that these court practices also apply to default judgments.

WHERE YOU CAN FIND MORE INFORMATION

        Mittal Steel files Annual Reports on Form 20-F with, and furnishes other information under cover of a Report on Form 6-K to, the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Prior to December 17, 2004, Mittal Steel filed with, or furnished to, the SEC documents under its former name Ispat International N.V. You may read and copy this information, or obtain copies of this information by mail, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains an Internet website that contains reports and other information about issuers, like Mittal Steel, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports and other information about Mittal Steel at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        As a foreign private issuer, Mittal Steel is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC, and Mittal Steel's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

        The SEC allows Mittal Steel to "incorporate by reference" information into this prospectus, which means that Mittal Steel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or subsequent filings deemed incorporated by reference into this prospectus.

        This prospectus incorporates by reference the documents set forth below that Mittal Steel has previously filed with the SEC. These documents contain important information about Mittal Steel and its results of operations and financial condition:

  •
  Mittal Steel's Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

  •
  Mittal Steel's Current Report on Form 6-K dated March 31, 2005 containing the unaudited pro forma condensed combined financial statements for Mittal Steel Company N.V. and International Steel Group Inc. as of and for the year ended December 31, 2004;

  •
  Mittal Steel's Current Report on Form 6-K dated April 8, 2005 announcing global managerial changes and organizational restructuring of the European business;

  •
  Mittal Steel's Current Report on Form 6-K dated April 12, 2005 announcing the approval by shareholders of Mittal Steel's merger with International Steel Group Inc.;

  •
  Mittal Steel's Current Report on Form 6-K dated April 15, 2005 announcing management changes at Mittal Steel USA;

  •
  Mittal Steel's Current Report on Form 6-K dated April 18, 2005 announcing the completion of Mittal Steel's merger with International Steel Group Inc.;

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  Mittal Steel's Current Report on Form 6-K dated April 22, 2005 announcing the final results of the cash and stock elections by former International Steel Group Inc. stockholders;

  •
  Exhibit 99.1 of Mittal Steel's Current Report on Form 6-K dated September 30, 2005 relating to International Steel Group Inc.'s audited consolidated financial statements as of and for the single fiscal year ended December 31, 2004;

  •
  Mittal Steel's Current Report on Form 6-K dated October 10, 2005 announcing the signing of a Memorandum of Understanding between Mittal Steel and the Government of the State of Jharkhand relating to the establishment of a mining and steel-making operation in the state;

  •
  Mittal Steel's Current Report on Form 6-K dated November 9, 2005 announcing Mittal Steel's third quarter financial results;

  •
  Part I, Item 1 of Mittal Steel USA ISG's Quarterly Report on Form 10-Q dated November 9, 2005 containing the unaudited interim consolidated financial statements of Mittal Steel USA ISG as of December 31, 2004 and September 30, 2005, for the three months ended September 30, 2004 and 2005, for the nine months ended September 30, 2004 and for the periods from January 1, 2005 through April 15, 2005 and from April 16, 2005 through September 30, 2005;

  •
  Mittal Steel's Current Report on Form 6-K dated November 25, 2005 announcing the signing of a definitive agreement for the acquisition of three Stelco Inc. subsidiaries;

  •
  Mittal Steel's Current Report on Form 6-K dated December 1, 2005 containing the unaudited consolidated interim condensed financial statements of Mittal Steel Company N.V. and its consolidated subsidiaries for the three and nine months ended September 30, 2005 including management's discussion and analysis of financial condition and results of operations for such period, and (ii) the unaudited pro forma condensed combined statements of operations of Mittal Steel Company N.V. and International Steel Group Inc. for the nine months ended September 30, 2005 and the year ended December 31, 2004; and

  •
  The description of Mittal Steel class A common shares set forth in Mittal Steel's registration statement filed by Mittal Steel on July 24, 1997, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

        Mittal Steel also incorporates by reference into this prospectus additional documents that it may file with or furnish to the SEC. These include reports such as Annual Reports on Form 20-F and any Reports on Form 6-K designated as being incorporated by reference into this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning Mittal Steel at the following address:

Mittal Steel Company N.V.
15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands
+31 10 217 8800
Attention: Investor Relations

        Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference into this prospectus. Except as provided above, no other information, including information on Mittal Steel's website, is incorporated by reference into this prospectus. Website addresses are included in this prospectus as inactive textual references only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

        Although Dutch law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. Mittal Steel's Articles of Association provide that managing directors be indemnified by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a managing director becomes a party by virtue of his or her position.

Item 9. Exhibits.

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement for Debt Securities, Class A Common Shares, Warrants and/or Units.
4.1	Form of Senior Note Indenture.
4.2	Form of Subordinated Note Indenture.
4.3*	Amended and Restated Articles of Association of Mittal Steel Company N.V., dated June 21, 2005 (English Translation).
4.4+	Form of Warrant Agreement.
4.5+	Form of Unit Agreement.
4.6+	Form of Senior Debt Security.
4.7+	Form of Subordinated Debt Security.
4.8*	Form of Class A Common Share Certificate.
4.9+	Form of Warrant (included in Exhibit 4.4).
4.10+	Form of Unit Certificate (included in Exhibit 4.5).
5.1	Opinion of Shearman & Sterling LLP, U.S. counsel to the Registrant, as to the validity of the securities.
5.2	Opinion of Allen & Overy LLP, Dutch counsel to the Registrant, as to the validity of the securities.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte Accountants B.V. (for Mittal Steel Company N.V.).
23.2	Consent of KPMG LLP (for International Steel Group Inc.).
23.3	Consent of KPMG Inc. (for Iscor Limited, December 31, 2003 and 2002 and Ispat Iscor Limited, December 31, 2004).
23.4	Consent of Ernst & Young Accountants (for Mittal Steel Holdings N.V. and subsidiaries).
23.5	Consent of Ernst & Young (Caribbean Ispat Limited).
23.6	Consent of Ernst & Young (Ispat Hamburg Group of Companies).

23.7	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
23.8	Consent of Allen & Overy LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on signature page of this registration statement).
25+	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.

*
Previously filed.

+
To be filed, if necessary, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or incorporated by reference pursuant to a Report on Form 6-K in connection with the offering of securities.

Item 10. Undertakings.

        The undersigned Registrant hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which are incorporated by reference in the Registration Statement.

          2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4.     To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          5.     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has theretofore been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          7.     To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          8.     To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Pre-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rotterdam, The Netherlands, on December 1, 2005.

MITTAL STEEL COMPANY N.V.

By:	/s/ HENK SCHEFFER Name: Henk Scheffer Title: Company Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities indicated on December 1, 2005.

Signature	Title

* Lakshmi N. Mittal	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
* Aditya Mittal	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Vanisha Mittal Bhatia	Director
* Ambassador Andrés Rozental	Director
* Narayanan Vaghul	Director
* René Lopez	Director

* Muni Krishnan T. Reddy	Director
* Lewis B. Kaden	Director
* Wilbur L. Ross	Director
/s/ CARLOS M. HERNANDEZ Carlos M. Hernandez Mittal Steel USA ISG Inc. Name: Carlos M. Hernandez Title: General Counsel and Secretary	Authorized U.S. Representative
*By:	/s/ HENK SCHEFFER Henk Scheffer Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement for Debt Securities, Class A Common Shares, Warrants and/or Units.
4.1	Form of Senior Note Indenture.
4.2	Form of Subordinated Note Indenture.
4.3*	Amended and Restated Articles of Association of Mittal Steel Company N.V., dated June 21, 2005 (English Translation).
4.4+	Form of Warrant Agreement.
4.5+	Form of Unit Agreement.
4.6+	Form of Senior Debt Security.
4.7+	Form of Subordinated Debt Security.
4.8*	Form of Class A Common Share Certificate.
4.9+	Form of Warrant (included in Exhibit 4.4).
4.10+	Form of Unit Certificate (included in Exhibit 4.5).
5.1	Opinion of Shearman & Sterling LLP, U.S. counsel to the Registrant, as to the validity of the securities.
5.2	Opinion of Allen & Overy LLP, Dutch counsel to the Registrant, as to the validity of the securities.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte Accountants B.V. (for Mittal Steel Company N.V.).
23.2	Consent of KPMG LLP (for International Steel Group Inc.).
23.3	Consent of KPMG Inc. (for Iscor Limited, December 31, 2003 and 2002 and Ispat Iscor Limited, December 31, 2004).
23.4	Consent of Ernst & Young Accountants (for Mittal Steel Holdings N.V. and subsidiaries).
23.5	Consent of Ernst & Young (Caribbean Ispat Limited).
23.6	Consent of Ernst & Young (Ispat Hamburg Group of Companies).
23.7	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
23.8	Consent of Allen & Overy LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on signature page of this registration statement).
25+	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.

*
Previously filed.

+
To be filed, if necessary, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or incorporated by reference pursuant to a Report on Form 6-K in connection with the offering of securities.